UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 28, 2026

Greenland Mines Ltd.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-41340	86-2727441
(Commission File Number)	(IRS Employer Identification No.)

1300 South Boulevard, Suite D

Charlotte, NC 28203

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (833) 931-6330

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	GRML	The Nasdaq Stock Market LLC
Warrants	GRMLW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 28, 2026, Jon McGarity resigned as member of Greenland Mines Ltd’s (the “Company”) Board of Directors (the “Board”). Mr. McGarity’s resignation was not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Also on September 28, 2026, the Board appointed Peter Love and Blair Jordan as members of the Board to fill vacancies on the Board, effective immediately. Each of Mr. Love and Mr. Jordan will serve until the Company’s next annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal0

Neither Mr. Love nor Mr. Jordan (a) has been appointed to serve on any committees of the Board at this time, (b) has any family relationship with any of the executive officers or directors of the Company, (c) is a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, or (d) has entered into any agreement with the Company in connection with his appointment as a director.

Biographies

Peter Love, age 47, has more than 18 years of experience in mineral exploration and corporate finance for the natural resources industry. Mr. Love is the Executive Chairman and co-founder of Torino Metals, a private exploration company advancing the Zonda copper-gold porphyry project in San Juan Province, Argentina. Previously, Mr. Love co-founded Proximo Resources, a mineral exploration company acquired by Rugby Mining Limited (TSXV: RUG) following which he served as a director and Chief Executive Officer of Rugby Mining. Mr. Love also served as Chairman of Intrepid Mines Limited (ASX: IAU) from 2015 to 2018 and as Chairman of Talon Petroleum Limited (ASX: TPD) from 2014 to 2019. Mr. Love holds a Bachelor of Arts from the University of Queensland.

Blair Jordan, age 57, is an experienced public company executive, director, investment banker and attorney. He currently serves as Chief Executive Officer and a director of Tungsten Reserve Corp., a privately held critical metals company, and as an independent director and Chair of the Audit Committee of Standard Uranium Ltd. (TSXV: STND).Mr. Jordan previously served as Chief Executive Officer and a director of Forum Markets, Incorporated (Nasdaq: FRMM) (previously ETHZilla Corporation/180 Life Sciences Corp.). During his tenure as Chief Executive Officer, he led a restructuring of the company and subsequently completed a US$425 million private placement in connection with the launch of its Ethereum treasury strategy. He has also served on the boards of Goldgroup Mining Inc. (NYSE American/TSXV: GORO) and Flair Airlines Ltd. At Goldgroup Mining Inc., he chaired the Compensation Committee and the Special Committee of the Board in connection with its merger with Gold Resource Corporation. At Flair Airlines, he served as a member of the Executive Committee of the Board. He has also served as a member on various Special, Audit and Governance Committees.Previously, Mr. Jordan was a Managing Director and Corporate Director of Ventum Financial Inc. Prior thereto, he spent nearly a decade with Credit Suisse, where his roles included Principal Investing in New York, Leveraged Finance and Restructuring in Europe, and Special Situations and Convertible Bonds in Asia. He began his career as a securities lawyer with Bennett Jones LLP.Mr. Jordan holds an MBA from the University of Chicago Booth School of Business and an LL.B. from the University of British Columbia.

Item 9.01 Financial Statements and Exhibits.

Exhibits	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 2, 2026	GREENLAND MINES LTD.

	By:	/s/ Joseph Sinkule
	Name:	Joseph Sinkule
	Title:	Chief Executive Officer

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